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                                                                    EXHIBIT 11.1

                           HASKEL INTERNATIONAL, INC.
                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                                   (Unaudited)

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
                                                       THREE MONTHS ENDED              SIX MONTHS ENDED
                                                          NOVEMBER 30,                   NOVEMBER 30,
                                                 ----------------------------     -----------------------------
                                                     1996             1995           1996              1995
                                                -------------    -------------   -------------    -------------
                                                  PRIMARY &        PRIMARY &       PRIMARY &        PRIMARY &
                                                FULLY DILUTED    FULLY DILUTED   FULLY DILUTED    FULLY DILUTED
                                                -------------    -------------   -------------    -------------
Primary and Fully Diluted Earnings
    Income from continuing operations            $ 1,521,000      $   685,000     $ 2,543,000      $ 1,026,000
    Income from discontinued operations             (229,000)         223,000        (529,000)         395,000
    Loss from disposal of segment                 (5,406,000)             -        (5,406,000)             -
                                                 -----------      -----------     -----------      -----------
    Net income                                   $(4,114,000)     $   908,000     $(3,392,000)     $ 1,421,000
                                                 ===========      ===========     ===========      ===========

Weighted average number of
  shares outstanding . . . . . . . . .             4,732,230        4,728,230       4,731,890        4,728,230

Dilutive effect of stock options
  and warrants . . . . . . . . . . . . . .            83,908                0          75,786                0
                                                 -----------      -----------     -----------      -----------

Number of shares used to
  compute primary and fully
  diluted earnings per share . . . .               4,816,138        4,728,230       4,807,676        4,728,230
                                                 ===========      ===========     ===========      ===========

Primary and Fully Diluted Earnings per Share
    Income from continuing operations            $      0.32      $      0.14     $      0.53      $      0.22
    Income from discontinued operations          $     (0.05)     $      0.05     $     (0.11)     $      0.08
    Loss from disposal of segment                      (1.12)             -             (1.12)             -
                                                 -----------      -----------     -----------      -----------
    Net income                                   $     (0.85)     $      0.19     $     (0.70)     $      0.30
                                                 ===========      ===========     ===========      ===========
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